                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, dated as of February 27, 1995, between TELEMUNDO GROUP, INC., a Delaware corporation (the "Company"), and STEPHEN J. LEVIN (the "Executive").

     Section 1. EMPLOYMENT AND TERM. The Company agrees to employ the Executive and the Executive agrees to serve as an employee of the Company with the duties set forth in Section 2 for a term (the "Term") beginning as of February 27, 1995 (the "Commencement Date") and ending at the close of business on February 27, 1996, any earlier date of termination under Section 6 or any later date of termination after extension under Section 7 (the "Termination Date").

     Section 2. DUTIES. The Executive agrees during the Term to serve as Executive Vice President of the Company. The Executive agrees to use his best efforts to promote the interest of the Company, subject at all times to the direction of the President and Chief Executive Officer of the Company (the "President"), to whom the Executive shall report. The Executive agrees to devote his entire business time and attention, with undivided loyalty, to the performance of such duties.

     Section 3.  CONSIDERATION; SALARY AND BONUS DURING TERM.

                       (a) CONSIDERATION. The consideration for entering into this Agreement shall be the performance of services by the Executive pursuant to this Agreement and the employment of the Executive by the Company as well as the payments and benefits provided under this Agreement.

                       (b) SALARY. The Company shall pay salary to the Executive at the annual rate of $290,000 during the first year of the Term, and, if the term is extended for a second year, at the rate of $320,000 during such year, and if the Term is extended for a third year, at the rate of $350,000 during such year, to be paid (subject to required withholdings) in accordance with the Company's regular payroll practices.

                       (c) BONUS. During the Term, the Executive will be eligible for a bonus each year in an amount computed in accordance with Exhibit A hereto. Bonuses hereunder shall be paid at the times bonuses are customarily paid to the Company's executives. Except as set forth in the last sentences of Sections 6(b) and 6(c), the Executive must be employed by the Company on the last day of the calendar year to receive a bonus for such year.

     Section 4. VACATIONS. The Executive shall be entitled during the Term to vacations in accordance with the policies of the Company, except that he shall be entitled to three weeks of vacation per calendar year during the first year of employment hereunder and four weeks of vacation per calendar year during the second and third years of employment (pro rata for partial years). The Company shall not pay the Executive any additional compensation for any vacation time not used by the Executive. To the extent that the Executive cannot take his vacation as a result of the request of the President of the Company, he may carry such unused vacation over to the following calendar year.


     Section 5. FRINGE BENEFITS. During the Term, the Executive shall enjoy the benefits, including, without limitation, participation in medical insurance, group term life insurance and retirement and savings plans, and salary continuation benefits, customarily afforded to executives of the Company in positions comparable to the Executive's. Nothing in this Agreement shall restrict the right of the Company generally to amend, modify or terminate any such benefits for executives in positions comparable to the Executive's, but at no time shall they be less favorable to the Executive than those generally afforded to executives with lower level positions than the Executive.

     Section 6.  TERMINATION.

          (a) The Company may terminate this Agreement for Cause as determined by the President. "Cause" means the Executive's willful misconduct in the performance of (or failure to perform) his duties hereunder; the Executive's fraudulent or unlawful behavior whether or not in connection with his employment; or the Executive's grossly negligent performance of his duties hereunder. Upon the effective date of termination under this
               Section 6(a), the obligations of the parties under this Agreement shall cease, except for the obligations of the Executive contained in Sections 8 and 9.

          (b) This Agreement shall terminate immediately upon the death or other event rendering the Executive unable to perform his duties and obligations under this agreement for a period in excess of 90 days, whether or not consecutive, during the Term as determined by the President. Upon the effective date of termination under this Section 6(b), the obligations of the parties under this Agreement shall cease, except (i) the obligations of the Executive contained in Sections 8 and 9, and (ii) if the Executive would otherwise have been entitled to a bonus under
               Section 2(c), the Executive (or Executive's heirs, in the event of death), shall be entitled to a proportionate amount of such bonus based upon the amount of the year worked prior to termination.

          (c)  If the Company terminates this Agreement other than pursuant to
               Section 6(a) or 6(b) or if the Executive terminates this Agreement pursuant to Section 6(d), then, except as provided in
               Section 7, the Company's sole obligation to the Executive shall be to continue to pay salary in accordance with Section 3(b) and maintain benefits in accordance with Section 5 until the Termination Date. Upon the effective date of termination under this Section 6(c), the obligations of the parties under this Agreement shall cease, except (i) the obligations of the Company under the preceding sentence and under Section 7; (ii) the obligations of the Executive contained in Sections 8 and 9, and
               (iii) if the Executive would otherwise have been entitled to a bonus under Section 2(c), the Executive (or Executive's heirs, in the event of death), shall be entitled to a proportionate amount of such bonus based upon the amount of the year worked prior to termination.


          (d) The Executive shall have the right to terminate his employment under this Agreement in the event that he suffers a Diminution of Duty (as defined below) within sixty days' of a Change of Control (as such term is defined in the Company's 1994 Stock Plan). A "Diminution in Duty" means a change in the Executive's responsibilities which represents a material demotion or material diminution from his responsibilities as in effect on the date hereof. A Diminution in Duty shall not be deemed to have occurred prior to the giving of written notice by the Executive to the Company specifically describing the alleged diminution or demotion, and the actions the Executive believes are necessary to cure such alleged Diminution in Duty, and the Company's failure to so cure within 15 days of receipt of such notice. The giving of such notice and the action or failure to take action by the Company shall be irrelevant in determining whether a material demotion or material diminution constituting a Diminution in Duty has in fact occurred.

     Section 7.  EXTENSION OF THE TERM.

          (a) The Company shall have the right, exercisable in its sole discretion by written notice to the Executive on or before January 13, 1996, to extend the Term for an additional one year period, and the right to extend the Term for a second additional one year period upon written notice to the Executive on or before January 13, 1997. The terms of such additional one year periods shall be those set forth herein. The Executive shall have the right to reject each of the proposed extensions by written notice to the Company on or before January 18, 1996 and January 18, 1997, respectively.

          (b) If the 1995 budget is achieved, as set forth on Exhibit A, and the Company does not exercise its option to extend the Term pursuant to Section 7(a) above for the initial additional one year period, the Employee shall be entitled to severance pay for a one year period following the Termination Date at the rate of $145,000 per annum, to be paid (subject to required withholding) in bi-weekly installments.

     Section 8. CONFIDENTIALITY. Except as required in his duties hereunder, the Executive will not, directly or indirectly, use, disseminate or disclose any Confidential Information. Upon expiration or termination of the Term, all documents, records and similar repositories of or containing Confidential Information, including copies thereof, then in the Executive's possession, whether prepared by the Executive or others, will be left with the Company. "Confidential Information" means nonpublic information relating to the Company or any affiliate of the Company. Following the expiration or termination of the Term, the Executive agrees to reasonably cooperate with the Company and its affiliates with respect to matters with which the Executive was involved during the Term. This Section 8 shall survive the expiration or termination of the Term. If in connection with Executive's cooperation with respect to legal matters, it is necessary for Executive to be represented by separate counsel, the Company will pay the reasonable fees of such counsel, provided that if Executive is named as a defendant in an action or proceeding by reason of fact that he was an officer of the Company, any fees or expenses paid by the Company will be subject to procedures and rights of indemnification of officers and directors of the Company under the Company's By-Laws and the laws of the State of Delaware.

     Section 9.  COVENANT NOT TO INTERFERE.   The Executive agrees and covenants
that, for a period of one year following the expiration or termination of the Term, he will not interfere directly or indirectly in any way with the Company. "Interfere" means to influence or attempt to influence, directly or indirectly, customers, program suppliers, employees, performers or independent contractors of the Company, its subsidiaries or any of its network affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company, its subsidiaries or any of its network affiliates. In the event any court having jurisdiction shall reduce the duration or scope of the covenant not to interfere set forth in this Section 9, such covenant, in its reduced form, shall be enforceable. This Section 9 shall survive the expiration or termination of the Term.

     Section 10. ASSIGNABILITY, ETC. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive acknowledges that the services to be rendered by him are unique and personal and accordingly that he may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

     Section 11. NOTICES. All notices given hereunder shall be in writing and shall be sent by registered or certified mail or delivered by hand and shall be deemed to be given on the date received. Any notice by the Company to the Executive shall be mailed or delivered to:

               Stephen J. Levin
               517 Ridgewood Avenue
               Glen Ridge, NJ 07028

or such other address as may from time to time be provided by the Executive to the Company for such purposes. Any notice by the Executive to the Company shall be mailed or delivered to:

               Telemundo Group, Inc.
               2290 West 8th Avenue
               Hialeah, Florida  33010
               Attn.:    President and Chief Executive Officer
                    and
               Telemundo Group, Inc.
               2290 West 8th Avenue
               Hialeah, Florida  33010
               Attn.:    General Counsel
or such address or addresses as may from time to time be provided by the Company to the Executive for such purpose.

     Section 12. CAPTIONS. The captions in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 13. AMENDMENTS. ETC. This Agreement may be amended, modified or terminated only by an instrument in writing signed by the parties hereto.

     Section 14. GOVERNING LAW. This Agreement is made in and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles. The Executive hereby consents to the jurisdiction of the courts of the State of New York.

     Section 15. REMEDIES. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Such specific performance and/or injunctive relief shall be available without the posting of any bond or other security.

     Section 16. ENTIRE AGREEMENT: SEVERABILITY. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     Section 17. NO CONFLICTS. The Executive represents and warrants to the Company that the execution and performance of this Agreement by the Executive does not violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between the Executive and any other firm or person. The Executive shall indemnify and hold harmless the Company and its subsidiaries, shareholders, directors and officers from any all loss, damage or expense, including attorneys' fees, arising out of any breach of the foregoing representation and warranty by the Executive.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                              TELEMUNDO GROUP, INC.


                              By:   /s/ Roland A. Hernandez
                                   ---------------------------
                                     President and Chief Executive Officer


                                   /s/ Stephen J. Levin
                                   ----------------------------
                                   Stephen J. Levin

                                    EXHIBIT A
                   TO AGREEMENT DATED AS OF FEBRUARY 27, 1995
                        BETWEEN TELEMUNDO GROUP, INC. AND
                                STEPHEN J. LEVIN
                             (dollars in thousands)

% of Salary if
Target Achieved (2)    1995 Targets       1996 Target (3)    1997 Targets (3)
-----------------      ------------       ---------------    ----------------
100%                    $33,187            $39,824            $47,789
 75%                    $28,858 (Budget)   $34,630            $41,556
 50%                    $24,529            $29,435            $35,322

                            ADJUSTED NET CONTRIBUTION (1)

(1) "Adjusted Net Contribution" means operating income plus depreciation and amortization determined in accordance with generally accepted accounting principles, without giving effect to any income, gain or loss associated with TeleNoticias del Mundo, L.P., but determined consistent with the accounting method for determining "Net Contribution before TeleNoticias" on the Company's internal financial statements in prior periods and adjusted to eliminate the impact of changes in accounting principles after the date of this Agreement and of acquisitions or divestitures of operating units after the date of this Agreement if taking such operating units into account would either increase or decrease the actual Net Contribution by at least 5% of the Adjusted Net Contribution target in the year of acquisition or divestiture on an annualized basis and also adjusted to eliminate: (i) all monetary compensation paid to executive officers who are terminated during calendar year 1995 (but only such compensation paid after such termination); (ii) any legal fees and costs paid by the Company with respect to item (i); (iii) $95,000 of expenses in 1995; (iv) the expense associated with the exercise of options to acquire common stock held on March 7, 1995 by the executive officers of the Company, to the extent not in the Company's budget; (v) the expense associated with the exercise of options issued to those persons who are executive officers of the Company on March 7, 1995 in connection with their termination prior to July 1995, to the extent not in the Company's budget; (vi) direct costs incurred in the Company's bankruptcy reorganization, to the extent not included in the Company's budget; (vii) direct costs incurred in settling the Blair litigation, to the extent not include in the Company's budget; and (viii) certain contingent expenses relating to Puerto Rico as discussed between the parties, to the extent not included in the Company's budget. The adjustments set forth in clauses (i) - (viii) (other than clause (iii)) shall occur only when and to the extent actually expensed by the Company and to the extent considered in the calculation of Adjusted Net Contribution.

(2) Each bonus payment shall be subject to required withholdings. For purposes of computing the bonus in 1995, the salary shall be deemed to be $290,000 for the entire year. For subsequent years, the bonus shall be based on the actual annualized salary for that calendar year. Calculations hereunder shall be based upon data provided by the Company's Chief Financial Officer to the Chief Executive Officer, whose decision shall be final.

(3) 1996 and 1997 Targets apply only if the Term of the Agreement is extended pursuant to Section 7(a).

                                    EXHIBIT B
                      TO AGREEMENT DATED FEBRUARY 27, 1995
                           (AS AMENDED, MAY 30, 1995)
                          BETWEEN TELEMUNDO GROUP, INC.
                              AND STEPHEN J. LEVIN


For the calendar year 1995, Executive shall be eligible for bonuses based on the attainment of certain Gross Revenue (1) by KVEA, Los Angeles as follows:


          Bonus Payment if
          Target Achieved (3)                 1995 Targets
          -------------------                 ------------
                 $50,000                      $26,000,000
                 $50,000  (additional)        $29,000,000


For the calendar years 1996 and 1997, Executive shall be eligible for bonuses based on the attainment of certain Broadcast Cash Flow (2) by KVEA, Los Angeles as follows:

                                   Bonus Payment if Target Achieved (3)
                                   ------------------------------------
          Target                   1996           1997
          ------                   ----           ----
          85% of Budget          $56,667        $76,667
          Budget (4)             $85,000        $115,000
          115% of Budget         $113,333       $153,333



(1) Gross Revenue includes local and national spot commercial air time sales and sales of broker and block air time before agency commissions. Gross Revenue excludes trade, barter and other revenue and is determined in accordance with generally accepted accounting principles and is determined consistent with the accounting method for determining gross commercial airtime and block air time on the Company's internal financial statements in prior periods and the 1995 budget and forecast.

(2) "Broadcast Cash Flow" is KVEA's operating income plus depreciation and amortization determined in accordance with generally accepted accounting principles and those used in preparing the Budget.

                                                                     EXHIBIT B
                                                                     PAGE 2

(3) Each bonus payment shall be subject to required withholdings. Bonus payments shall be made on a calendar year basis, with such bonus paid at the time bonuses are customarily paid to the Company's executives. Each target is a threshold which must be achieved in order to earn the respective bonus payment. Amounts between target levels for 1995 are not prorated. Amounts between target levels for 1996 and 1997 are prorated. For 1996 and 1997, bonus amounts set out at different target levels are not cumulative. Calculations hereunder shall be based upon data provided by the Company's Chief Financial Officer to the Chief Executive Officer, whose decision shall be final.

(4) 1996 and 1997 "Budget" is the amount of Broadcast Cash Flow set forth on the final approved budget for such year.

                                                                STEPHEN J. LEVIN
                                                                    May 30, 1995


May 30, 1995


Mr. Stephen J. Levin
517 Ridgewood Avenue
Glenridge, NJ 07028

RE:  AMENDMENT TO EMPLOYMENT AGREEMENT

Dear Mr. Levin:

Reference is made to that certain employment agreement, dated as of February 27, 1995 between Telemundo Group, Inc. , a Delaware Corporation ("the Company") and Stephen J. Levin ("you" or "Executive") (the "Original Agreement"). When signed by the parties, this letter ("Amendment") shall be deemed part of the agreement between Company and Executive and together with the Original Agreement shall constitute the "Employment Agreement" between Company and Executive.

For the consideration set forth below, you and the Company desire to amend the terms of the Original Agreement as stated herein. Accordingly, the terms of the Original Agreement are hereby amended as follows:

1) In Section 1, the reference to "February 27, 1996" is changed to "February 27, 1998."

2) Section 3(b) of the Original Agreement is amended to read in its entirety as follows:

          "(b)      SALARY.  The Company shall pay salary to the Executive at
          the annual rate of $290,000 during the first year of the Term, $320,000 during the second year of the Term, and $350,000 during the third year of the Term, to be paid (subject to required withholdings) in accordance with the Company's regular payroll practices."

3)  A new subsection (d) is added to Section 3 which reads as follows:

          "(d) KVEA BONUS. For the calendar year 1995 and any other calendar year during the Term in which Executive is based in Los Angeles and a material portion of Executive's duties include management of KVEA, Executive shall be eligible for bonuses based

                                                                STEPHEN J. LEVIN
                                                                    May 30, 1995

          on the attainment of certain performance levels by KVEA as set forth on Exhibit B attached hereto. Any bonuses earned under this subsection (d) shall be paid at the times bonuses are customarily paid to the Company's executives, and shall be subject to all required withholdings. Except as set forth in the last sentences of Sections 6(b) and 6(c), Executive must be employed on the last day of the calendar year to receive any bonus under this subsection (d).

4)  A new subsection (e) is added to Section 6 which reads as follows:

          "(e) FAILURE OF COMPANY TO ACHIEVE ADJUSTED NET CONTRIBUTION. The Company may terminate Executive's employment for failure of the Company and its consolidated subsidiaries to achieve 80% of the "Adjusted Net Contribution" of at least $34,630,000 for the fiscal year ended December 31, 1996 by giving Executive notice of termination no later than April 30, 1997 which states a date of termination no later than 30 days following such notice. Upon the effective date of termination of the Agreement under this Section 6(e), the obligations of the parties shall cease except for Executive's obligations under Sections 8 and 9. "Adjusted Net Contribution" shall be defined as on Exhibit A to that certain "NONQUALIFIED STOCK OPTION AGREEMENT" between Company and Executive dated May 30, 1995."

5) Section 7 of the Original Agreement is deleted in its entirety and replaced with the following:

     "Section 7. Intentionally Omitted."

6)   Footnote 3 on Exhibit A to the Original Agreement is deleted.

7) A new Exhibit B, in the form of Exhibit B attached to this Amendment, is deemed attached to, and part of, the Employment Agreement.

Except as specifically amended herein, all terms and conditions of the Original Agreement remain in full force in effect and part of the Employment Agreement. This Amendment is entered into and effective as of May 30, 1995.

                                                                STEPHEN J. LEVIN
                                                                    May 30, 1995

                         Telemundo Group, Inc.


                         /s/ Roland A. Hernandez
                         ------------------------------
                         Roland A. Hernandez
                         President and Chief Executive Officer

AGREED AND ACCEPTED


/s/ Stephen J. Levin
-----------------------------
Stephen J. Levin